Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2025

ATLANTA, GA (April 18, 2025) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $16.3 million, or $0.63 per diluted share, for the first quarter of 2025, compared to $16.2 million, or $0.63 per diluted share, for the fourth quarter of 2024, and $14.6 million, or $0.57 per diluted share, for the first quarter of 2024.

First Quarter 2025 Highlights:

●	Annualized return on average assets was 1.85%, compared to 1.82% for the fourth quarter of 2024 and 1.65% for the first quarter of 2024.
●	Annualized return on average equity was 15.67%, compared to 15.84% for the fourth quarter of 2024 and 15.41% for the first quarter of 2024. Excluding average accumulated other comprehensive income, our return on average equity was 16.18% for the first quarter of 2025, compared to 16.28% for the fourth quarter of 2024 and 16.27% for the first quarter of 2024.
●	Efficiency ratio of 38.3%, compared to 40.5% for the fourth quarter of 2024 and 37.9% for the first quarter of 2024.
●	Net interest margin was 3.67%, compared to 3.57% for the fourth quarter of 2024 and 3.24% for the first quarter of 2024.
●	Commercial real estate loans increased by $30.1 million, or 4.0%, to $792.1 million from the previous quarter.

Acquisition of First IC Corporation and First IC Bank

On March 16, 2025, MetroCity and First IC Corporation (“First IC”), the parent company of First IC Bank,  announced the signing of a definitive merger agreement for MetroCity to acquire First IC in a cash and stock transaction. Under the terms of the merger agreement, which was unanimously approved by the Boards of Directors of both companies, First IC shareholders will receive 3,384,588 shares of MetroCity common stock and $111,965,213 in cash, subject to certain adjustments. The merger is expected to close in the fourth quarter of 2025, subject to satisfaction of customer closing conditions, including the receipt of required regulatory approvals and approval by the shareholders of First IC.

First IC had approximately $1.2 billion in total assets, $977 million in total deposits, and $1.0 billion in total loans as of March 31, 2025. The pro forma company is projected to have approximately $4.8 billion in total assets, $3.7 billion in total deposits and $4.1 billion in total loans. Together, the combined company is expected to have significant strategic positioning with the scale to compete and prioritize investments in technology and growth.

Results of Operations

Net Income

Net income was $16.3 million for the first quarter of 2025, an increase of $62,000, or 0.4%, from $16.2 million for the fourth quarter of 2024. This increase was primarily due to a decrease in noninterest expense of $527,000, an increase in net interest income of $494,000, an increase in noninterest income of $135,000 and a decrease in provision for credit losses of $67,000, offset by an increase in income tax expense of $1.2 million Net income increased by $1.7 million, or 11.4%, in the first quarter of 2025 compared to net income of $14.6 million for the first quarter of 2024. This increase was due to an increase in net interest income of $3.5 million and a decrease in income tax expense of $22,000, offset by an increase in noninterest expense of $1.4 million, an increase in provision for credit losses of $275,000 and a decrease in noninterest income of $112,000.

Net Interest Income and Net Interest Margin

Interest income totaled $52.5 million for the first quarter of 2025, a decrease of $95,000, or 0.2%, from the previous quarter, primarily due to a $20.3 million decrease in the average total investments balance and a 90 basis points decrease in the total investments yield, offset by a 9 basis points increase in the loan yield and a $47.0 million increase in average loan balances. As compared to the first quarter of 2024, interest income for the first quarter of 2025 increased by $161,000, or 0.3%, primarily due to a 6 basis points increase in the loan yield coupled with a $2.6 million increase in average loan balances and a $15.0 million increase in average total investment balances, offset by a 71 basis points decrease in the total investments yield.

Interest expense totaled $22.0 million for the first quarter of 2025, a decrease of $589,000, or 2.6%, from the previous quarter, primarily due to a 19 basis points decrease in time deposit costs coupled with a $18.4 million decrease in the average time deposits. As compared to the first quarter of 2024, interest expense for the first quarter of 2025 decreased by $3.3 million, or 13.1%, primarily due to a 61 basis points decrease in deposit costs coupled with a $67.0 million decrease in average deposit balances, offset by a 44 basis points increase in borrowing costs and a $46.2 million increase in the average borrowing balance. The Company currently has interest rate derivative agreements totaling $950.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (currently 4.33%). The weighted average pay rate for these interest rate derivatives is 2.29%. During the first quarter of 2025, we recorded a credit to interest expense of $4.3 million from the benefit received on these interest rate derivatives compared to a benefit of $5.1 million and $4.1 million recorded during the fourth quarter of 2024 and the first quarter of 2024, respectively.

The net interest margin for the first quarter of 2025 was 3.67% compared to 3.57% for the previous quarter, an increase of ten basis points. The yield on average interest-earning assets for the first quarter of 2025 increased by six basis points to 6.31% from 6.25% for the previous quarter, while the cost of average interest-bearing liabilities for the first quarter of 2025 decreased by seven basis points to 3.48% from 3.55% for the previous quarter. Average earning assets increased by $26.6 million from the previous quarter, due to an increase in average loan balances of $47.0 million, offset by a decrease of $20.3 million in average total investments. Average interest-bearing liabilities increased by $35.9 million from the previous quarter as average interest-bearing deposits increased by $20.9 million and average borrowings increased by $15.0 million.

As compared to the same period in 2024, the net interest margin for the first quarter of 2025 increased by 43 basis points to 3.67% from 3.24%, primarily due to a four basis points increase in the yield on average interest-earning assets of $3.38 billion and a 46 basis points decrease in the cost of average interest-bearing liabilities of $2.56 billion. Average earning assets for the first quarter of 2025 increased by $17.6 million from the first quarter of 2024, due to a $15.0 million increase in average total investments and a $2.6 million increase in average loans. Average interest-bearing liabilities for the first quarter of 2025 decreased by $20.8 million from the first quarter of 2024, driven by the decrease in average interest-bearing deposits of $67.0 million, offset by a $46.2 increase in average borrowings.

Noninterest Income

Noninterest income for the first quarter of 2025 was $5.5 million, an increase of $135,000, or 2.5%, from the fourth quarter of 2024, primarily due to higher gains on sale from our residential mortgage loans and other income from unrealized gains recognized by our equity securities, offset by lower gains on sale and servicing income from our Small Business Administration (“SBA”) loans, lower servicing income from our  residential mortgage loans and lower mortgage loan fees from lower volume. SBA loan sales totaled $16.6 million (sales premium of 5.97%) during the first quarter of 2025 compared to $19.2 million (sales premium of 6.25%) during the fourth quarter of 2024. Mortgage loan originations totaled $91.1 million during the first quarter 2025 compared to $103.3 million during the fourth quarter of 2024. Mortgage loan sales totaled $40.1 million (average sales premium of 1.06%) during the first quarter of 2025. No mortgage loans were sold during the fourth quarter of 2024. During the first quarter of 2025, we recorded a $104,000 fair value adjustment charge on our SBA servicing asset compared to a fair value adjustment charge of $31,000 during the fourth quarter of 2024. We also recorded a $42,000 fair value impairment charge on our mortgage servicing asset during the first quarter of 2025 compared to a $232,000 fair value impairment recovery recorded during the fourth quarter of 2024.

Compared to the first quarter of 2024, noninterest income for the first quarter of 2025 decreased by $112,000, or 2.0%, primarily due to lower gains on sale and servicing income from our SBA loans, offset by increases in gains on sale and servicing income from our residential mortgage loans, as well as higher other income from unrealized gains recognized on our equity securities and an increased bank owned life insurance income. During the first quarter of 2024, we recorded a $360,000 fair value gain on our SBA servicing asset.

Noninterest Expense

Noninterest expense for the first quarter of 2025 totaled $13.8 million, a decrease of $527,000, or 3.7%, from $14.3 million for the fourth quarter of 2024. This decrease was primarily attributable to the decrease in salaries and employee benefits which included lower 401k match, FICA taxes and stock-based compensation expenses, partially offset by higher legal fees and security expense. Included in other noninterest expenses during the first quarter of 2025 were $262,000 of merger-related due diligence expenses.

Compared to the first quarter of 2024, noninterest expense during the first quarter of 2025 increased by $1.4 million, or 11.6%, primarily due to higher salary and employee benefits, occupancy expense, data processing expense, security expense and merger-related expenses, offset by lower FDIC insurance premiums and professional fees.

The Company’s efficiency ratio was 38.3% for the first quarter of 2025 compared to 40.5% and 37.9% for the fourth quarter of 2024 and first quarter of 2024, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2025 was 26.2%, compared to 22.1% for the fourth quarter of 2024 and 28.4% for the first quarter of 2024. The effective tax rate was much lower during the fourth quarter of 2024 due to a tax provision to tax return adjustment recorded for our 2023 state tax returns filed during the fourth quarter of 2024.

Balance Sheet

Total Assets

Total assets were $3.66 billion at March 31, 2025, an increase of $65.9 million, or 1.8%, from $3.59 billion at December 31, 2024, and an increase of $12.5 million, or 0.3%, from $3.65 billion at March 31, 2024. The $65.9 million increase in total assets at March 31, 2025 compared to December 31, 2024 was primarily due to increases in cash and due from banks of $36.0 million, loans held for sale of $35.7 million, other assets of $14.9 million and equity securities of $8.1 million, partially offset by decreases in loans held for investment of $26.6 million and interest rate derivatives of $4.6 million. The $12.5 million increase in total assets at March 31, 2025 compared to March 31, 2024 was primarily due to increases in cash and due from banks of $18.0 million, other assets of $17.3 million, loans held for investment of $15.5 million, federal funds sold of $8.2 million, equity securities of $8.2 million, Federal Home Loan Bank stock of $3.6 million and bank owned life insurance of $2.4 million, partially offset by decreases in loans held for sale of $36.9 million and interest rate derivatives of $21.5 million.

Our investment securities portfolio made up only 0.93% of our total assets at March 31, 2025 compared to 0.77% and 0.78% at December 31, 2024 and March 31, 2024, respectively.

Loans

Loans held for investment were $3.13 billion at March 31, 2025, a decrease of $26.6 million, or 0.8%, compared to $3.16 billion at December 31, 2024, and an increase of $15.5 million, or 0.5%, compared to $3.12 billion at March 31, 2024. The decrease in loans at March 31, 2025 compared to December 31, 2024 was due to a $56.4 million decrease in residential mortgage loans and a $6.7 million decrease in commercial and industrial loans, offset by a $30.1 million increase in commercial real estate loans and a $6.8 million increase in construction and development loans. Loans classified as held for sale totaled $35.7 million and $72.6 million at March 31, 2025 and March 31, 2024, respectively. There were no loans classified as held for sale at December 31, 2024.

Deposits

Total deposits were $2.74 billion at March 31, 2025, an increase of $232,000 compared to total deposits of $2.74 billion at December 31, 2024, and a decrease of $76.8 million, or 2.7%, compared to total deposits of $2.81 billion at March 31, 2024. The increase in total deposits at March 31, 2025 compared to December 31, 2024 was due to a $44.5 million increase in money market accounts and a $3.7 million increase in noninterest-bearing demand deposits, offset by a $36.2 million decrease in time deposits, a $11.6 million decrease in interest-bearing demand deposits and a $238,000 decrease in savings accounts.

Noninterest-bearing deposits were $540.0 million at March 31, 2025, compared to $536.3 million at December 31, 2024 and $546.8 million at March 31, 2024. Noninterest-bearing deposits constituted 19.7% of total deposits at March 31, 2025, compared to 19.6% at December 31, 2024 and 19.4% at March 31, 2024. Interest-bearing deposits were $2.20 billion at March 31, 2025, compared to $2.20 billion at December 31, 2024 and $2.27 billion at March 31, 2024. Interest-bearing deposits constituted 80.3% of total deposits at March 31, 2025, compared to 80.4% at December 31, 2024 and 80.6% at March 31, 2024.

Uninsured deposits were 24.3% of total deposits at March 31, 2025, compared to 24.1% and 23.0% at December 31, 2024 and March 31, 2024, respectively. As of March 31, 2025, we had $1.26 billion of available borrowing capacity at the Federal Home Loan Bank ($648.6 million), Federal Reserve Discount Window ($561.0 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

The Company recorded a provision for credit losses of $135,000 during the first quarter of 2025, compared to provision for credit losses of $202,000 during the fourth quarter of 2024 and a credit provision for credit losses of $140,000 during the first quarter of 2024. The provision expense recorded during the first quarter of 2025 was primarily due to the increase in general reserves allocated to our commercial real estate loans, partially offset by the decrease in reserves allocated to our residential real estate loan portfolio and individually analyzed loans. Annualized net charge-offs to average loans for the first quarter of 2025 was 0.02%, compared to net charge-offs of 0.01% for the fourth quarter of 2024 and 0.00% for the first quarter of 2024.

Nonperforming assets totaled $18.5 million, or 0.51% of total assets, at March 31, 2025, an increase of $93,000 from $18.4 million, or 0.51% of total assets, at December 31, 2024, and an increase of $3.8 million from $14.7 million, or 0.40% of total assets, at March 31, 2024. The increase in nonperforming assets at March 31, 2025 compared to December 31, 2024 was due to a $1.3 million increase in other real estate owned offset by a $1.2 million decrease in nonaccrual loans.

Allowance for credit losses as a percentage of total loans was 0.59% at March 31, 2025, compared to 0.59% at December 31, 2024 and 0.58% at March 31, 2024. Allowance for credit losses as a percentage of nonperforming loans was 110.52% at March 31, 2025, compared to 104.08% and 135.23% at December 31, 2024 and March 31, 2024, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars

(including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, elevated interest rates, including the impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the proposed merger of First IC with the Company (the “Proposed Merger”), including (a) the risk that the cost savings and any revenue synergies from the Proposed Merger is less than or different from expectations, (b) disruption from the Proposed Merger with customer, supplier, or employee relationships, (c) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and between the Company and First IC, (d) the failure to obtain necessary regulatory approvals for the Proposed Merger, (e) the failure to obtain the approval of First IC’s shareholders in connection with the Proposed Merger, (f) the possibility that the costs, fees, expenses and charges related to the Proposed Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (g) the failure of the conditions to the Proposed Merger to be satisfied, (h) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (i) the diversion of management time on merger-related issues, (j) the ability of the Company to effectively manage the larger and more complex operations of the combined company following the Proposed Merger, (k) the risks associated with the Company’s pursuit of future acquisitions, (l) the risk of expansion into new geographic or product markets, (m) reputational risk and the reaction of the parties’ customers to the Proposed Merger, (n) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, (o) the risk of potential litigation or regulatory action related to the Proposed Merger, and (p) general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine or the conflict in Israel and the surrounding region; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024
Selected income statement data:
Interest income	$52,519	$52,614	$53,833	$54,108	$52,358
Interest expense	21,965	22,554	23,544	23,396	25,273
Net interest income	30,554	30,060	30,289	30,712	27,085
Provision for credit losses	135	202	582	(128)	(140)
Noninterest income	5,456	5,321	6,615	5,559	5,568
Noninterest expense	13,799	14,326	13,660	13,032	12,361
Income tax expense	5,779	4,618	5,961	6,430	5,801
Net income	16,297	16,235	16,701	16,937	14,631
Per share data:
Basic income per share	$0.64	$0.64	$0.66	$0.67	$0.58
Diluted income per share	$0.63	$0.63	$0.65	$0.66	$0.57
Dividends per share	$0.23	$0.23	$0.20	$0.20	$0.20
Book value per share (at period end)	$16.85	$16.59	$16.07	$16.08	$15.73
Shares of common stock outstanding	25,402,782	25,402,782	25,331,916	25,331,916	25,205,506
Weighted average diluted shares	25,707,989	25,659,483	25,674,858	25,568,333	25,548,089
Performance ratios:
Return on average assets	1.85%	1.82%	1.86%	1.89%	1.65%
Return on average equity	15.67	15.84	16.26	17.10	15.41
Dividend payout ratio	36.14	36.18	30.58	30.03	34.77
Yield on total loans	6.40	6.31	6.43	6.46	6.34
Yield on average earning assets	6.31	6.25	6.36	6.45	6.27
Cost of average interest bearing liabilities	3.48	3.55	3.69	3.68	3.94
Cost of deposits	3.36	3.45	3.61	3.63	3.97
Net interest margin	3.67	3.57	3.58	3.66	3.24
Efficiency ratio(1)	38.32	40.49	37.01	35.93	37.86
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.02%	0.01%	0.00%	(0.01)%	(0.00)%
Nonperforming assets to gross loans held for investment and OREO	0.59	0.58	0.51	0.47	0.47
ACL to nonperforming loans	110.52	104.08	129.85	138.11	135.23
ACL to loans held for investment	0.59	0.59	0.60	0.58	0.58
Balance sheet and capital ratios:
Gross loans held for investment to deposits	114.68%	115.66%	113.67%	112.85%	111.03%
Noninterest bearing deposits to deposits	19.73	19.60	20.29	20.54	19.43
Investment securities to assets	0.93	0.77	0.81	0.78	0.78
Common equity to assets	11.69	11.72	11.41	11.26	10.87
Leverage ratio	11.76	11.57	11.12	10.75	10.27
Common equity tier 1 ratio	19.23	19.17	19.08	18.25	16.96
Tier 1 risk-based capital ratio	19.23	19.17	19.08	18.25	16.96
Total risk-based capital ratio	20.09	20.05	19.98	19.12	17.81
Mortgage and SBA loan data:
Mortgage loans serviced for others	$537,590	$527,039	$556,442	$529,823	$443,905
Mortgage loan production	91,122	103,250	122,355	94,056	94,016
Mortgage loan sales	40,051	—	54,193	111,424	21,873
SBA/USDA loans serviced for others	474,143	479,669	487,359	486,051	516,425
SBA loan production	20,412	35,730	35,839	8,297	10,949
SBA loan sales	16,579	19,236	28,858	—	24,065

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
ASSETS
Cash and due from banks	$272,317	$236,338	$278,752	$325,026	$254,331
Federal funds sold	12,738	13,537	12,462	2,833	4,505
Cash and cash equivalents	285,055	249,875	291,214	327,859	258,836
Equity securities	18,440	10,300	10,568	10,276	10,288
Securities available for sale (at fair value)	15,426	17,391	18,206	17,825	18,057
Loans held for investment	3,131,325	3,157,935	3,087,826	3,090,498	3,115,871
Allowance for credit losses	(18,592)	(18,744)	(18,589)	(17,960)	(17,982)
Loans less allowance for credit losses	3,112,733	3,139,191	3,069,237	3,072,538	3,097,889
Loans held for sale	35,742	—	4,598	—	72,610
Accrued interest receivable	16,498	15,858	15,667	15,286	15,686
Federal Home Loan Bank stock	22,693	20,251	20,251	20,251	19,063
Premises and equipment, net	18,045	18,276	18,158	18,160	18,081
Operating lease right-of-use asset	7,906	7,850	7,171	7,599	8,030
Foreclosed real estate, net	1,707	427	1,515	1,452	1,452
SBA servicing asset, net	7,167	7,274	7,309	7,108	7,611
Mortgage servicing asset, net	1,476	1,409	1,296	1,454	937
Bank owned life insurance	73,900	73,285	72,670	72,061	71,492
Interest rate derivatives	17,166	21,790	18,895	36,196	38,682
Other assets	25,771	10,868	12,451	7,305	8,505
Total assets	$3,659,725	$3,594,045	$3,569,206	$3,615,370	$3,647,219

LIABILITIES
Noninterest-bearing deposits	$539,975	$536,276	$552,472	$564,076	$546,760
Interest-bearing deposits	2,197,055	2,200,522	2,170,648	2,181,784	2,267,098
Total deposits	2,737,030	2,736,798	2,723,120	2,745,860	2,813,858
Federal Home Loan Bank advances	425,000	375,000	375,000	375,000	350,000
Operating lease liability	7,962	7,940	7,295	7,743	8,189
Accrued interest payable	3,487	3,498	3,593	3,482	3,059
Other liabilities	58,277	49,456	53,013	76,057	75,509
Total liabilities	$3,231,756	$3,172,692	$3,162,021	$3,208,142	$3,250,615

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	254	254	253	253	252
Additional paid-in capital	49,645	49,216	47,481	46,644	46,105
Retained earnings	369,110	358,704	348,343	336,749	324,900
Accumulated other comprehensive income	8,960	13,179	11,108	23,582	25,347
Total shareholders' equity	427,969	421,353	407,185	407,228	396,604
Total liabilities and shareholders' equity	$3,659,725	$3,594,045	$3,569,206	$3,615,370	$3,647,219

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Interest and dividend income:
Loans, including fees	$50,253	$49,790	$50,336	$50,527	$50,117
Other investment income	2,126	2,663	3,417	3,547	2,211
Federal funds sold	140	161	80	34	30
Total interest income	52,519	52,614	53,833	54,108	52,358

Interest expense:
Deposits	17,977	18,618	19,602	19,735	22,105
FHLB advances and other borrowings	3,988	3,936	3,942	3,661	3,168
Total interest expense	21,965	22,554	23,544	23,396	25,273

Net interest income	30,554	30,060	30,289	30,712	27,085

Provision for credit losses	135	202	582	(128)	(140)

Net interest income after provision for loan losses	30,419	29,858	29,707	30,840	27,225

Noninterest income:
Service charges on deposit accounts	500	563	531	532	447
Other service charges, commissions and fees	1,596	1,748	1,915	1,573	1,612
Gain on sale of residential mortgage loans	399	—	526	1,177	222
Mortgage servicing income, net	618	690	422	1,107	229
Gain on sale of SBA loans	658	811	1,083	—	1,051
SBA servicing income, net	913	956	1,231	560	1,496
Other income	772	553	907	610	511
Total noninterest income	5,456	5,321	6,615	5,559	5,568

Noninterest expense:
Salaries and employee benefits	8,493	9,277	8,512	8,048	7,370
Occupancy and equipment	1,417	1,406	1,430	1,334	1,354
Data Processing	345	335	311	353	294
Advertising	167	160	145	157	172
Other expenses	3,377	3,148	3,262	3,140	3,171
Total noninterest expense	13,799	14,326	13,660	13,032	12,361

Income before provision for income taxes	22,076	20,853	22,662	23,367	20,432
Provision for income taxes	5,779	4,618	5,961	6,430	5,801
Net income available to common shareholders	$16,297	$16,235	$16,701	$16,937	$14,631

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$159,478	$2,098	5.34%	$180,628	$2,560	5.64%	$144,934	$2,052	5.69%
Investment securities	32,034	168	2.13	31,208	264	3.37	31,611	189	2.40
Total investments	191,512	2,266	4.40	211,836	2,824	5.30	176,545	2,241	5.11
Construction and development	23,321	480	8.35	17,974	384	8.50	21,970	505	9.24
Commercial real estate	779,884	16,157	8.40	757,937	16,481	8.65	716,051	16,108	9.05
Commercial and industrial	72,799	1,588	8.85	73,468	1,703	9.22	64,575	1,574	9.80
Residential real estate	2,308,071	31,986	5.62	2,287,731	31,172	5.42	2,378,879	31,890	5.39
Consumer and other	276	42	61.71	282	50	70.54	249	40	64.61
Gross loans(2)	3,184,351	50,253	6.40	3,137,392	49,790	6.31	3,181,724	50,117	6.34
Total earning assets	3,375,863	52,519	6.31	3,349,228	52,614	6.25	3,358,269	52,358	6.27
Noninterest-earning assets	197,272			192,088			213,802
Total assets	3,573,135			3,541,316			3,572,071
Interest-bearing liabilities:
NOW and savings deposits	153,739	952	2.51	133,728	685	2.04	158,625	885	2.24
Money market deposits	1,010,471	6,321	2.54	991,207	6,347	2.55	1,077,469	9,692	3.62
Time deposits	1,006,677	10,704	4.31	1,025,049	11,586	4.50	1,001,792	11,528	4.63
Total interest-bearing deposits	2,170,887	17,977	3.36	2,149,984	18,618	3.45	2,237,886	22,105	3.97
Borrowings	390,000	3,988	4.15	375,000	3,936	4.18	343,847	3,168	3.71
Total interest-bearing liabilities	2,560,887	21,965	3.48	2,524,984	22,554	3.55	2,581,733	25,273	3.94
Noninterest-bearing liabilities:
Noninterest-bearing deposits	519,125			533,931			522,300
Other noninterest-bearing liabilities	71,444			74,696			86,190
Total noninterest-bearing liabilities	590,569			608,627			608,490
Shareholders' equity	421,679			407,705			381,848
Total liabilities and shareholders' equity	$3,573,135			$3,541,316			$3,572,071
Net interest income		$30,554			$30,060			$27,085
Net interest spread			2.83			2.70			2.33
Net interest margin			3.67			3.57			3.24

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$28,403	0.9%	$21,569	0.7%	$16,539	0.5%	$13,564	0.4%	$27,762	0.9%
Commercial real estate	792,149	25.2	762,033	24.1	738,929	23.9	733,845	23.7	724,263	23.2
Commercial and industrial	71,518	2.3	78,220	2.5	63,606	2.1	68,300	2.2	68,560	2.2
Residential real estate	2,246,818	71.6	2,303,234	72.7	2,276,210	73.5	2,282,630	73.7	2,303,400	73.7
Consumer and other	67	—	260	—	215	—	230	—	247	—
Gross loans held for investment	$3,138,955	100.0%	$3,165,316	100.0%	$3,095,499	100.0%	$3,098,569	100.0%	$3,124,232	100.0%
Unearned income	(7,630)		(7,381)		(7,673)		(8,071)		(8,361)
Allowance for credit losses	(18,592)		(18,744)		(18,589)		(17,960)		(17,982)
Net loans held for investment	$3,112,733		$3,139,191		$3,069,237		$3,072,538		$3,097,889

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Nonaccrual loans	$16,823	$18,010	$14,316	$13,004	$13,297
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	16,823	18,010	14,316	13,004	13,297
Other real estate owned	1,707	427	1,515	1,452	1,452
Total non-performing assets	$18,530	$18,437	$15,831	$14,456	$14,749

Nonperforming loans to gross loans held for investment	0.54%	0.57%	0.46%	0.42%	0.43%
Nonperforming assets to total assets	0.51	0.51	0.44	0.40	0.40
Allowance for credit losses to non-performing loans	110.52	104.08	129.85	138.11	135.23

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Balance, beginning of period	$18,744	$18,589	$17,960	$17,982	$18,112
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(1)	—	—	(82)	(1)
Commercial and industrial	170	99	24	(1)	(3)
Residential real estate	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total net charge-offs/(recoveries)	169	99	24	(83)	(4)
Adoption of ASU 2016-13 (CECL)	—	—	—	—	—
Provision for loan losses	17	254	653	(105)	(134)
Balance, end of period	$18,592	$18,744	$18,589	$17,960	$17,982
Total loans at end of period(1)	$3,138,955	$3,165,316	$3,095,499	$3,098,569	$3,124,232
Average loans(1)	$3,166,480	$3,135,093	$3,115,441	$3,108,303	$3,134,286
Net charge-offs/(recoveries) to average loans	0.02%	0.01%	0.00%	(0.01)%	(0.00)%
Allowance for loan losses to total loans	0.59	0.59	0.60	0.58	0.58

(1)	Excludes loans held for sale.